                                                                     EXHIBIT 3.1
                                    RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                               VICOM, INCORPORATED


     VICOM, Incorporated, having elected to be governed by Minnesota Statutes, Chapter 302A, hereby adopts the following Amended and Restated Articles of
Incorporation:

                                    ARTICLE I

     NAME: The name of this Corporation shall be VICOM, Incorporated.

                                   ARTICLE II

     REGISTERED OFFICE: The address of the Corporation's registered office is Eden Prairie, Minnesota.

                                   ARTICLE III

     AUTHORIZED SHARES: The authorized capital stock of this Corporation shall consist of Fifty Million (50,000,000) shares, which shares shall be without par value; provided, however, that such shares shall have a par value of one cent per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of a corporation.

     3.1 The Board of Directors may, from time to time, establish by resolution, different classes or series of shares and may fix the rights and preferences of said shares in any class or series.

     3.2 The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

     3.3 Each share of this Corporation's Common Stock issued and outstanding as of the date of these Restated Articles, other than treasury shares, shall be reclassified as and changed into 22.33332 fully paid and non-assessable shares of Common Stock without par value, which shall be include in the 50,000,000 shares herein authorized.


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STATE OF MINNESOTA  )
                    )  SS.
COUNTY OF HENNEPIN  )


     The foregoing instrument was acknowledged before me this 12th day of September, 1983 by Sherman Bell, the President of VICOM, Incorporated.

                                                      /s/  Linda J. Bierlen
                                                      -----------------------
                                                      Notary Public


                                                         [SEAL]

STATE OF MINNESOTA  )
                    ) SS.
COUNTY OF           )

     The foregoing instrument was acknowledged before me this 12th day of September, 1983 by Sheldon R. Strouts, the Secretary of VICOM, Incorporated.

                                                      /s/  Linda J. Bierlen
                                                      -----------------------
                                                      Notary Public


                                                         [SEAL]


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